Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Second Quarter 2023 Results

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Highlights

●U.S. GAAP diluted earnings per share of 55 cents vs. a loss of 55 cents in 2022; results include impact of 2022 business divestments
●Comparable diluted earnings per share of 61 cents vs. 82 cents in 2022; results include impact of 2022 business divestments
●Global beverage can shipments down 4.9%, excluding impact of 2022 Russian business divestment
●Aerospace backlog $2.6 billion; contracts won-not-booked $6.0 billion, an increase of $1 billion year-to-date
●Positioned to generate approximately $750 million of free cash flow, grow EVA, reduce leverage and return value to shareholders in 2023
●Reiterate ability to achieve $200 million of net inflation recovery and at least $150 million of cost savings in 2023
●In 2023, potential to achieve low end of long-term comparable diluted earnings per share growth goal of 10 to 15 percent, inclusive of divested Russian operating earnings headwind

WESTMINSTER, Colo., August 3, 2023 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, second quarter 2023 net earnings attributable to the corporation of $173 million (including a net after-tax loss of $21 million, or 6 cents per diluted share for business consolidation and other non-comparable items) or diluted earnings per share of 55 cents, on sales of $3.57 billion, compared to a net loss attributable to the corporation of $174 million (including a net after-tax loss of $437 million, or $1.37 per diluted share for business consolidation and other non-comparable items, including the non-cash, long-lived asset impairment for the Russian beverage packaging operations) or a loss of 55 cents per diluted share, on sales of $4.13 billion in 2022. Results for the first six months of 2023 were net earnings attributable to the corporation of $350 million, or $1.10 per diluted share, on sales of $7.06 billion compared to $272 million, or 84 cents per diluted share, on sales of $7.85 billion for the first six months of 2022.

Ball’s second quarter and year-to-date 2023 comparable earnings per diluted share were 61 cents and $1.30, respectively, versus second quarter and year-to-date 2022 comparable earnings per diluted share of 82 cents and $1.59, respectively.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped. Year-over-year global and EMEA segment volume data exclude the impact of the Russian beverage can business sale completed in third quarter of 2022, unless specifically noted otherwise.

“We delivered strong second quarter results despite lower global volumes driven largely by a U.S. beer customer’s brand disruption and tough year-over-year comparisons associated with 2022 business divestments and higher interest costs. Notable inflationary cost recovery, benefits of cost-out actions and a diversified customer mix as well as improved operational efficiencies across all business operations will significantly improve full-year results. Following a multi-year period of investment, organic growth and leveraging our team and unique technologies to win an even larger portfolio of mission critical space-based aerospace contracts, additional actions are being assessed real time to further position the business for all stakeholders’ long-term success and accelerate our near-term return of value to Ball shareholders. We remain a trusted mission partner to our customers and colleagues and anticipate providing an update on the assessment in the second half,” said Daniel W. Fisher, chairman and chief executive officer.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for second quarter 2023 were $175 million on sales of $1.54 billion compared to $164 million on sales of $1.78 billion during the same period in 2022. Second quarter sales reflect lower shipments and the contractual pass through of lower aluminum costs favorably offset by incremental inflation recovery.

Second quarter segment comparable operating earnings increased year-over-year largely due to incremental inflation recovery and improved operational performance offset by 8.5 percent lower volumes driven by customer mix, particularly in the domestic mass beer category. Aluminum beverage cans continue to outperform other substrates in the current retail pricing and macroeconomic environment.

To maximize profitability and optimize low-cost production across our North American plant system during the current environment, the company will continue to prudently manage production output at certain locations to serve our customers’ demand for innovative aluminum packaging. As a result of balancing supply/demand year-to-date and improvement in select customer demand trends late in the second quarter, inventory levels for coil aluminum and finished can inventories have largely normalized and full-year cash generation goals are on track. Fixed cost and SG&A savings, the contractual recovery of prior year inflationary costs and our ability to leverage the flexibility of manufacturing plant network to serve customers experiencing higher growth than anticipated are expected to improve year-over-year results, largely in the second half of 2023.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for second quarter 2023 were $98 million on sales of $920 million compared to $129 million on sales of $1.13 billion during the same period in 2022. Second quarter sales reflect lower year-over-year shipments due to the sale of the Russian operations during the third quarter of 2022 and the contractual pass through of lower aluminum costs. Historical results for the Russian operations will continue to be reflected in beverage packaging, EMEA segment results. See Note 1 “Business Segment Information” for additional information about the sale agreement and historical results.

Second quarter operating earnings reflect the year-over-year $40 million earnings headwind due to the sale of the Russian operations during the third quarter of 2022 and start-up costs for two new facilities, partially offset by inflationary cost recovery. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth. Year-over-year second quarter segment volumes increased approximately 1 percent, excluding Russia, and were down 16.6 percent, including Russia.

The new Kettering, U.K., and Pilsen, Czech Republic, facilities concluded start-up activities in the quarter and production from the new can lines will enable accelerated volume growth for sustainable aluminum packaging across the region during the second half of 2023. During 2023, contractual recovery of 2022 inflation and cost savings are anticipated to offset the earnings headwind associated with the Russian business sale.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for second quarter 2023 were $30 million on sales of $405 million compared to $52 million on sales of $534 million during the same period in 2022. Year-over-year sales reflect lower volumes and the contractual pass through of lower aluminum costs. Second quarter segment comparable operating earnings decreased year-over-year due to lower volumes and unfavorable regional product mix in Brazil.

Segment volumes decreased 5.1 percent in the second quarter. To maximize profitability and optimize low-cost production across our South American plant system, the company temporarily modified production output across certain facilities in its Brazilian footprint during the second quarter. As the year progresses, certain facilities will reinitiate production to prepare for the busy fourth quarter summer selling season. Across South America, multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue, and in Brazil, package mix shift to aluminum is expected to improve in the second half of 2023 due to more favorable aluminum price trends relative to 2022 levels.

Aerospace

Aerospace segment comparable operating earnings for second quarter 2023 were $54 million on sales of $499 million compared to $36 million on sales of $490 million during the same period in 2022. Backlog remained strong at $2.6 billion, and contracts won, but not yet booked into backlog, finished the quarter at $6.0 billion, an increase of $1.0 billion year-to-date. As previously disclosed, demand for Ball Aerospace’s services and technologies is accelerating and, over the next several quarters, will transition into the company’s total backlog.

Strong second quarter segment comparable operating earnings reflect new program wins, favorable operational performance and improving supply chain dynamics. The segment continues to leverage its talent, manufacturing and test capabilities, and its engineering and support workspace, to secure additional defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government defense, intelligence, reconnaissance and surveillance customers.

During the second quarter, Ball Corporation announced that it is considering options that could better position its aerospace business to provide value to shareholders and customers. There is no certainty that any formal decision will be made. If and when appropriate, a further announcement will be made.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business continue to be reported in other non-reportable.

Second quarter 2023 results reflect higher year-over-year undistributed corporate expenses, partially offset by improved operational performance in the extruded aluminum aerosol business and the other non-reportable beverage can manufacturing facilities. Volume across the company’s global extruded aluminum bottles and aerosol containers increased 3.2 percent during the quarter. During the quarter, the company’s global aluminum aerosol customers and regional water and personal care brands continued to pursue next generation lightweight sustainable packaging solutions and expand usage of refillable aluminum bottles for certain venues. The company will execute incremental extruded aluminum bottle investments throughout the year to provide increased production capabilities to meet contracted growing customer demand.

Outlook

“Our teams are doing an excellent job of managing costs and working capital, while also assessing ways to unlock value across all of our businesses. EVA is core to our capital allocation strategy and employing the best positioned, low-cost average invested capital base is key. As a result of multiple disciplined actions over the past 18 months to address costs, capital and growth, we remain well-positioned to deliver free cash flow of approximately $750 million in 2023. Looking ahead, the reduction of capital expenditures to depreciation levels will increase free cash flow generation, allow for additional deleveraging and accelerate return of value to shareholders via share buybacks and dividends in 2024 and beyond,” said Scott C. Morrison, executive vice president and chief financial officer.

“Maximizing returns, improving free cash conversion, driving organic growth by leveraging sustainability and innovation tailwinds and being good stewards of our capital are our core areas of focus. We look forward to driving a circular economy through the broader use of sustainable aluminum packaging and exquisite environmental, aerospace and defense technologies to preserve our planet and achieve the best outcomes for our stakeholders. Despite higher interest costs, year-to-date demand trends and the Russian business divestment headwind, the potential remains for us to achieve our long-term comparable diluted earnings per share growth goal of 10 to 15 percent, improve EVA generation, and increase cash flow to deleverage and return value to shareholders in 2023 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,000 people worldwide and reported 2022 net sales of $15.35 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its second quarter 2023 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-954-1053. International callers should dial +1 212-231-2903. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/vjxntzs8

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 3, 2023, until 11 a.m. Mountain time on August 10, 2023. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22027409. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov. Additional factors that might affect: a) Ball’s packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball’s supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; b) Ball’s aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball’s debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball’s operating results and business generally.

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Condensed Financial Statements (Second Quarter 2023)

Unaudited Condensed Consolidated Statements of Earnings (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2023	2022	2023	2022

Net sales	$3,566	$4,134	$7,055	$7,850

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,916)	(3,445)	(5,761)	(6,461)
Depreciation and amortization	(170)	(168)	(336)	(353)
Selling, general and administrative	(165)	(161)	(296)	(347)
Business consolidation and other activities	6	(467)	(14)	(186)
	(3,245)	(4,241)	(6,407)	(7,347)

Earnings (loss) before interest and taxes	321	(107)	648	503

Interest expense	(115)	(68)	(228)	(137)
Debt refinancing and other costs	-	(2)	-	(2)
Total interest expense	(115)	(70)	(228)	(139)
Earnings (loss) before taxes	206	(177)	420	364
Tax (provision) benefit	(36)	(1)	(77)	(101)
Equity in results of affiliates, net of tax	3	13	10	19

Net earnings (loss)	173	(165)	353	282

Net earnings attributable to noncontrolling interests, net of tax	-	9	3	10

Net earnings (loss) attributable to Ball Corporation	$173	$(174)	$350	$272

Earnings (loss) per share:
Basic	$0.55	$(0.55)	$1.11	$0.85
Diluted	$0.55	$(0.55)	$1.10	$0.84

Weighted average shares outstanding (000s):
Basic	314,561	317,006	314,400	318,944
Diluted	316,867	317,006	316,764	323,316

Condensed Financial Statements (Second Quarter 2023)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2023	2022

Cash Flows from Operating Activities:
Net earnings (loss)	$353	$282
Depreciation and amortization	336	353
Business consolidation and other activities	14	186
Deferred tax provision (benefit)	(23)	(32)
Pension contributions	(9)	(108)
Other, net	15	(96)
Changes in working capital components, net of dispositions	(325)	(983)
Cash provided by (used in) operating activities	361	(398)
Cash Flows from Investing Activities:
Capital expenditures	(608)	(819)
Business dispositions, net of cash sold	-	298
Other, net	4	25
Cash provided by (used in) investing activities	(604)	(496)
Cash Flows from Financing Activities:
Changes in borrowings, net	756	1,541
Acquisitions of treasury stock	(3)	(578)
Dividends	(126)	(128)
Other, net	17	(1)
Cash provided by (used in) financing activities	644	834
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	9	(13)
Change in cash, cash equivalents and restricted cash	410	(73)
Cash, cash equivalents and restricted cash - beginning of period	558	579
Cash, cash equivalents and restricted cash - end of period	$968	$506

Condensed Financial Statements (Second Quarter 2023)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2023	2022

Assets
Current assets
Cash and cash equivalents	$955	$480
Receivables, net	2,291	3,139
Inventories, net	1,982	2,473
Other current assets	207	401
Total current assets	5,435	6,493
Property, plant and equipment, net	7,280	6,629
Goodwill	4,269	4,350
Intangible assets, net	1,366	1,474
Other assets	1,821	1,980

Total assets	$20,171	$20,926

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$2,245	$251
Payables and other accrued liabilities	4,681	6,232
Total current liabilities	6,926	6,483
Long-term debt	7,507	8,847
Other long-term liabilities	1,833	2,063
Equity	3,905	3,533

Total liabilities and equity	$20,171	$20,926

Notes to the Condensed Financial Statements (Second Quarter 2023)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and throughout the Asia Pacific region; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

During 2022, the company completed an evaluation of the estimated useful lives of its manufacturing equipment, buildings and certain assembly and test equipment. The company utilized a third-party appraiser to assist in the evaluation, which was performed as a result of the company’s experience with the duration over which its equipment can be utilized. Effective July 1, 2022, Ball revised the estimated useful lives of its equipment and buildings, which resulted in a net reduction in depreciation expense of approximately $27 million ($20 million after tax, or $0.06 per diluted share) for the three months ended June 30, 2023, and $52 million ($40 million after tax, or $0.13 per diluted share) for the six months ended June 30, 2023, as compared to the amounts of depreciation expense that would have been recognized by utilizing the prior depreciable lives.

In the first quarter of 2022, the company announced that it was pursuing the sale of its aluminum beverage packaging business located in Russia. In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball recorded an impairment loss of $435 million during the second quarter of 2022. In the third quarter of 2022, the company completed the sale of its Russian aluminum beverage packaging business for total cash consideration of $530 million and recorded a gain on disposal of $222 million. When considering the impairment loss recorded during the second quarter 2022 of $435 million, the impairment loss net of gain on the sale of the Russian business was $213 million for the nine months ended September 30, 2022, and for the year ended December 31, 2022. The impairment loss in the second quarter and the gain on sale in the third quarter were recorded in business consolidation and other activities. Ball’s historical operations and results of the Russian aluminum beverage packaging business are included in the results of the beverage packaging, EMEA, business through the date of the disposal in the third quarter of 2022.

Notes to the Condensed Financial Statements (Second Quarter 2023)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2023	2022	2023	2022

Net sales
Beverage packaging, North and Central America	$1,537	$1,775	$3,041	$3,384
Beverage packaging, EMEA (a)	920	1,133	1,754	2,075
Beverage packaging, South America	405	534	855	1,028
Aerospace	499	490	1,007	994
Reportable segment sales	3,361	3,932	6,657	7,481
Other	205	202	398	369
Net sales	$3,566	$4,134	$7,055	$7,850

Comparable operating earnings
Beverage packaging, North and Central America	$175	$164	$358	$338
Beverage packaging, EMEA (a)	98	129	171	229
Beverage packaging, South America	30	52	80	130
Aerospace	54	36	114	79
Reportable segment comparable operating earnings	357	381	723	776

Other (b)	(8)	11	7	(18)
Comparable operating earnings	349	392	730	758
Reconciling items
Business consolidation and other activities	6	(467)	(14)	(186)
Amortization of acquired Rexam intangibles	(34)	(32)	(68)	(69)
Earnings (loss) before interest and taxes	$321	$(107)	$648	$503

(a)	See the accompanying information below for results of the Russian aluminum beverage packaging business divested in September 2022.
(b)	Includes undistributed corporate expenses, net, of $32 million and $15 million for the three months ended June 30, 2023 and 2022, respectively, and $42 million and $48 million for the six months ended June 30, 2023 and 2022, respectively.

A summary of the results of the Russian aluminum beverage packaging business and the non-Russian components of the beverage packaging, EMEA, segment, for the three and six months ended June 30, 2023 and 2022, are shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2023	2022	2023	2022

Net sales
Russia	$—	$226	$—	$381
Non-Russia	920	907	1,754	1,694
Beverage packaging, EMEA, segment	$920	$1,133	$1,754	$2,075

Comparable operating earnings
Russia	$—	$40	$—	$72
Non-Russia	98	89	171	157
Beverage packaging, EMEA, segment	$98	$129	$171	$229

The Russian sales and comparable operating earnings figures in the above table include historical support by Russia for non-Russian regions.

Notes to the Condensed Financial Statements (Second Quarter 2023)

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions, except per share amounts)	2023	2022		2023	2022

Net earnings (loss) attributable to Ball Corporation	$173	$(174)		$350	$272
Facility closure costs and other items (1)	(6)	31		14	32
Business divestments and other related items (2)	-	438		-	126
Donation to The Ball Foundation	-	-		-	30
Amortization of acquired Rexam intangibles	34	32		68	69
Non-comparable tax items	(7)	(64)		(21)	(14)
Comparable Net Earnings	$194	$263		$411	$515
Comparable Diluted Earnings Per Share	$0.61	$0.82	(a)	$1.30	$1.59

(a)	The company reported a U.S. GAAP net loss in the three months ended June 30, 2022, and, as a result, all potentially issuable securities were excluded in the diluted earnings (loss) per share calculation as their effect would have been anti-dilutive. Had these securities been included, approximately 320.8 million weighted average shares would have been used in calculating diluted earnings (loss) per share for the three months ended June 30, 2022. Comparable net earnings for the three months ended June 30, 2022, was positive; therefore, approximately 320.8 million weighted average shares were used to calculate comparable diluted earnings per share.
(1)	In the first quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. The charges for the six months ended June 30, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this planned closure.
(2)	In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball recorded an impairment loss during the second quarter of 2022. For the six months ended June 30, 2022, this loss was partially offset by the gain on sale from Ball selling its remaining 49 percent owned equity method investment in Ball Metalpack.

Notes to the Condensed Financial Statements (Second Quarter 2023)

2. Non-U.S. GAAP Measures (continued)

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2023	2022	2023	2022

Net earnings (loss) attributable to Ball Corporation	$173	$(174)	$350	$272
Net earnings attributable to noncontrolling interests, net of tax	-	9	3	10
Net earnings (loss)	173	(165)	353	282
Equity in results of affiliates, net of tax	(3)	(13)	(10)	(19)
Tax provision (benefit)	36	1	77	101
Earnings (loss) before taxes	206	(177)	420	364
Total interest expense	115	70	228	139
Earnings (loss) before interest and taxes	321	(107)	648	503
Business consolidation and other activities	(6)	467	14	186
Amortization of acquired Rexam intangibles	34	32	68	69
Comparable Operating Earnings	$349	$392	$730	$758

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Six	Add: Six
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2022	2022	2023	2023

Net earnings attributable to Ball Corporation	$719	$272	$350	$797
Net earnings attributable to noncontrolling interests, net of tax	13	10	3	6
Net earnings	732	282	353	803
Equity in results of affiliates, net of tax	(7)	(19)	(10)	2
Tax provision (benefit)	159	101	77	135
Earnings before taxes	884	364	420	940
Total interest expense	330	139	228	419
Earnings before interest and taxes	1,214	503	648	1,359
Business consolidation and other activities	71	186	14	(101)
Amortization of acquired Rexam intangibles	135	69	68	134
Comparable Operating Earnings	1,420	758	730	1,392
Depreciation and amortization	672	353	336	655
Amortization of acquired Rexam intangibles	(135)	(69)	(68)	(134)
Comparable EBITDA	$1,957	$1,042	$998	$1,913

Total interest expense	$(330)	$(139)	$(228)	$(419)
Debt refinancing and other costs	18	2	-	16
Interest expense	$(312)	$(137)	$(228)	$(403)

Total debt at period end				$9,752
Cash and cash equivalents				(955)
Net Debt				$8,797

Comparable EBITDA/Interest Expense (Interest Coverage)				4.7	x
Net Debt/Comparable EBITDA				4.6	x